EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the inclusion of our report dated November 4, 2005 on the financial statements of Gold Energy, LLC as of September 30, 2005 and the related statements of operations, changes in members’ equity, and cash flows for the period from inception (May 11, 2005) to September 30, 2005 in Form SB-2 Registration Statement of Gold Energy, LLC dated on or about November 30, 2005 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
Certified Public Accountants
Minneapolis, Minnesota
November 30, 2005